EXHIBIT 10.6

                              CONSULTING AGREEMENT

This Agreement is between Asset Settlement Group, Inc. (formerly known as AmeriFirst Funding Group, Inc.), 2015 A Osborne Rd., St. Marys, GA 31558, (together with its affiliates "ASSG" ) and 21st Services, 200 South 6th St., Suite 350, Minneapolis, MN 55402, (together with its affiliates "21st).

                              W I T N E S S E T H:

WHEREAS, ASSG desires to assure itself of the Non-Exclusive services of 21st and desires to enter into an Non-Exclusive Consulting Agreement of Services with 21st, upon the terms and conditions hereinafter set forth; and

WHEREAS, 21st is desirous of entering into such agreement of Consulting
Services;

NOW, THEREFORE, in consideration of this Agreement and the mutual promises and covenants hereinafter set forth, ASSG agree as follows:

1.    Duties

      A. ASSG shall submit viatical or senior settlement files, which include all medical and other information needed to produce a life expectancy estimate. ASSG warrants that such files fully contain accurate and complete information. Files may be transmitted electronically in a secure manner to Files@21st Services.com or in hard copy to 21st Services at 200 South 6th Street, Suite 350, Minneapolis, MN 55402 or to such addresses as 21st shall designate. Hard copy files shall consist of single sided copies. ASSG shall submit a volume of files and file sizes as shall be agreed upon by ASSG and 21st.

      B. 21st shall review submitted files in timely fashion. If necessary , 21st may contact attending physicians or providers to obtain clarification or verbal updates, provided files contain the respective physician or provider's name, address and phone number and provided files contain an authorization for release of information. However, ASSG shall be responsible for ordering any attending physician statements, paramedical exams or other medical or underwriting information that may be required.

      C. Based on information included in files provided by ASSG, 21st will prepare a Life Expectancy Report, similar in format to sample report, Exhibit A, which is attached and incorporated into this agreement. Life Expectancy Reports shall include an estimate of life expectancy or "not predictable" if appropriate and 21st Services' Mortality Curve, except for certain short life

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            expectancy estimates and terminal evaluations where a Mortality
            Curve may not be available.

      D. Life expectancy estimates (LE's) may be based on underwriting "table ratings" converted into LE's by use of mortality tables, statistical studies, and clinical judgment or by some combination of the above. 21st will use its best professional judgment in estimating life expectancy. However, 21st will not be liable for the accuracy or appropriateness of any mortality tables used or for any mortality rating or estimated life expectancy provided; it being recognized that life expectancy estimates are by their very nature imprecise.

      E. Only ASSG shall use the Life Expectancy Reports prepared for ASSG by 21st. ASSG shall indemnify and hold 21st harmless from any third party who may, in whole or in part, directly or indirectly, rely on such reports prepared by 21st.

2. Term. This Agreement shall become effective on September 15, 2005 and shall continue for a term of ninety (90) days. Thereafter, this Agreement shall renew automatically for subsequent ninety (90) day terms, unless terminated in writing by either party.

3. Compensation. 21st will be paid $260.00 for each file reviewed of up to 250 single sided pages subject to market price increase to other clients. There may be additional charges for files in excess of 250 single sided pages, which ASSG and 21st shall agree to before any analysis is begun. Also, ASSG shall reimburse 21st for any expenses it incurs in returning files to ASSG. 21st shall be compensated $130.00 for the re-review of a file, provided such re-review is requested within three (3) months of 21st's initial review and the re-review results in no change to the initial life expectancy number. If the re-review results in a revised life expectancy estimate because of new medical information or the insured coming within six months of their next birthday, the full review cost of $260.00 will be invoiced. In either case, the life expectancy certificate will be current dated. Re-review of files submitted after three (3) months will be treated as a new submission. ASSG shall pay 21st within fifteen
      (15) days of receipt of any invoice for files reviewed. Past due bills shall bear interest at the rate of 1.5 % per month.

4. Termination. After the initial ninety (90) day term, either party may terminate this Agreement upon giving fifteen (15) days advance written notice to the other party.

5. Non-Solicitation. During the term of this Agreement and for a period of two years thereafter, ASSG and 21st agree not to solicit or interfere with the other party's employees, subcontractors or agents for employment or contracting without the express advance written approval of the other party. The parties further agree that any violation of this provision will be cause for entry of a preliminary, temporary or permanent mandatory or restraining injunctions,

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      orders, judgments or decrees as may be necessary to protect the non-defaulting party. In the event such action becomes necessary to enforce this provision of the agreement, the prevailing party shall be entitled to payment of its reasonable attorney's fees and court costs.

6. Independent Contractor. It is understood and agreed that 21st is acting as an independent contractor in rendering services pursuant to this Agreement and its employees and subcontractors are not employees of ASSG. As an Independent Contractor, 21st retains sole and absolute discretion in the manner and means of providing the contracted services. ASSG shall not be responsible for payment of employment taxes or withholding of income or other taxes.

7.    Confidential Information.

      A. It is recognized by each party to this Agreement that certain information, including but not limited to medical records of applicants, Life Expectancy Reports, business practices, proprietary know-how, marketing, pricing, financial information, customer lists and data (collectively "confidential information"), which is proprietary and non-public may be disclosed to the other party pursuant to the Agreement. ASSG and 21st agree that confidential information will only be available to officers, employees or agents of the parties who may be required to have access to such confidential information, in order to perform their duties under this Agreement and that confidential information will not be disclosed to any other person, firm or entity without obtaining the prior written consent of the other party.

      B. 21st may destroy all file materials reviewed after completion of its review. However, 21st may retain such files as long as it maintains adequate security over them.

8. Any disputes relating to this Agreement will be governed by the laws of the State of Georgia, without regard to conflict of law provisions. Parties hereby agree that the venue for any legal proceedings relating to this Agreement will be held in the state or federal courts of the State of Georgia in Camden County.

9. Any controversy or claim arising out of or relating to this contract, or the breach of this contract shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules as amended, and judgment on the award rendered by an arbitrator(s) may be entered in any court having jurisdiction thereof. The prevailing party shall be entitled to payment of its reasonable attorney's fees and court costs.


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10.   This Agreement is expressly intended to govern the respective rights and duties of the parties both during the term of this Agreement and thereafter.

11. Entire Agreement and Amendments. ASSG and 21st agree that this Agreement constitutes the entire agreement between them with respect to this subject matter. The terms and provisions of this Agreement shall not be changed, amended, waived, modified or terminated in any respect whatsoever, except by a written instrument executed by ASSG and 21st. This Consulting Agreement shall supersede all previous Consulting Agreements with ASSG which are substantially similar in scope of service.

In witness whereof, the parties have executed this Agreement as of September 21, 2005.

On behalf of                                 On behalf of
Asset Settlement Group, Inc.                 21st Services

/s/ Brittany Ellis                           /s/ Steven Walker
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Signature                                     Signature

Brittany Ellis                               Steven Walker
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Printed Name                                  Printed Name

President                                    Managing Director
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Title                                         Title